EXHIBIT 23

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Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBarge, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53583, 333-108357, 333-124556, 033-62215 and 333-121031) on Form S-8 of LaBarge, Inc. and subsidiaries (the Company) of our report dated August 28, 2009, with respect to the consolidated balance sheets of the Company as of June 28, 2009 and June 29, 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 28, 2009, and the effectiveness of internal control over financial reporting as of June 28, 2009, which report appears in the June 28, 2009 annual report on Form 10-K of the Company.

The Company acquired Pensar Electronic Solutions, LLC (Pensar) during the year ended June 28, 2009, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 28, 2009 Pensar’s internal control over financial reporting associated with total assets of $48.9 million and total revenues of $25.9 million included in the consolidated financial statements of the Company as of and for the year ended June 28, 2009. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Pensar.

/s/KPMG LLP

St. Louis, Missouri

August 28, 2008